Exhibit 99.1
NYSE: WMB

Date:               Nov. 1, 2007
Williams Partners L.P. Signs Letter-of-Intent to Acquire Wamsutter System from
Williams for $750 Million
     TULSA, Okla. — Williams Partners L.P. (NYSE: WPZ) and Williams (NYSE: WMB) announced today that they have signed a non-binding letter of intent for Williams Partners to acquire from Williams for $750 million a membership interest in the limited liability company that owns the Wamsutter System.
     The system includes the Echo Springs cryogenic processing plant and related natural gas gathering system near Wamsutter, Wyo.
     Once an approved definitive agreement is reached, the deal will be subject to standard closing conditions.
     The letter of intent provides for Williams Partners to receive cash flows from the existing Wamsutter business and share with Williams the increase in cash flows resulting from growth of the existing business. Williams will retain the right to make, and receive cash flows from, material expansion investments. Williams could then offer such expansion assets to the partnership, but Williams Partners would not be obligated to purchase any such expansion assets.
     Williams Partners plans to finance its payment of the purchase price through a combination of equity, debt, cash on hand and/or equity issued directly to Williams.
     Once complete, the transaction is expected to be immediately accretive to distributable cash flow for Williams Partners on a per unit basis for Williams Partners’ unitholders. Distributable cash flow is a non-GAAP measure. A definition of distributable cash flow is included at the end of this release.
     The unaudited net income plus depreciation, amortization and accretion from these assets was $79 million and $41 million for the full-year 2006 and first six months of 2007, respectively.
     “The addition of an interest in the Wamsutter System to our growing portfolio of assets should provide the partnership with additional scale and increased diversity in its cash flows,” said Alan Armstrong, chief operating officer of the general partner of Williams Partners. “Once the deal is complete, Williams Partners will own assets serving several stable and high-growth potential basins.”
     Steve Malcolm, chairman, president and chief executive officer of Williams, said the transaction demonstrates Williams’ commitment to execute on its value-creation strategy.
     “In addition to providing Williams with access to low-cost capital for Williams to invest in high-growth potential areas such as the Piceance Basin and deepwater Gulf of Mexico, additional dropdown transactions put us into a higher returns position as the general partner of Williams Partners,” Malcolm said.
     The Echo Springs plant has a processing capacity of nearly 400 million cubic feet (MMcfe) per day.

     The letter of intent signed by Williams Partners is non-binding and the terms are subject to change. Entry into a definitive agreement is subject to negotiation by Williams with, and the approval of, the conflicts committee of the board of directors of the general partner of Williams Partners, which is comprised entirely of independent directors.
Distributable Cash Flow Definition
     Distributable cash flow per weighted average limited-partner unit is a key measure of the partnership’s financial performance and available cash flows to unitholders.
     Williams Partners defines distributable cash flow per limited partner unit as distributable cash flow, as defined in the following paragraph, attributable to partnership operations plus the cash distributed by Discovery. The total distributable cash flow attributable to partnership operations is then allocated among the general partner and the limited partners in accordance with the cash-distribution provisions of our partnership agreement. The resulting distributable cash flow attributable to partnership operations and to its limited partners is then divided by the weighted average limited partner units outstanding to arrive at distributable cash flow per limited partner unit.
     Williams Partners defines distributable cash flow as net income plus depreciation, amortization and accretion, and the amortization of a natural gas purchase contract, less its equity earnings in Discovery, as well as adjustments for certain non-cash, non-recurring items, plus reimbursements from Williams under an omnibus agreement and less maintenance capital expenditures.
     About Williams (NYSE: WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a legacy wholesale power business that it has agreed to sell, with closing expected before the end of 2007. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.
     About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a publicly traded master limited partnership that owns natural gas gathering, transportation, processing and treating assets serving regions where producers require large scale and highly reliable services, including the Gulf of Mexico and the San Juan Basin in New Mexico and Colorado. The partnership also serves the natural gas liquids (NGL) market through its NGL fractionating and storage assets. The general partner is Williams Partners GP LLC. More information about the partnership is available at www.williamslp.com.

Contact:	Jeff Pounds Williams (media relations) (918) 573-3332

Richard George Williams (investor relations) (918) 573-3679

Sharna Reingold Williams (investor relations) (918) 573-2078
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.
This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.